Exhibit 99.1

Red Robin Gourmet Burgers Announces Cash Tender Offer

for Employee Stock Options;

Updates 2009 New Restaurant Development & Marketing Plans

Greenwood Village, Colo. — (BUSINESS WIRE) – January 14, 2009 –Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced that it is commencing a cash tender offer for stock options held by approximately 550 current employees and officers, including approximately 218 restaurant general managers.  Non-employee directors are not eligible to participate in the tender offer.  The tender offer will expire, unless otherwise extended by the Company in its sole discretion, at 11:59 p.m. (Mountain Time) on February 11, 2009.

In addition, the Company has determined that non-restaurant employees, including executives, will not be paid performance-based bonuses for fiscal 2008.  The Company had previously anticipated paying $1.2 million for such bonuses in 2008 compared to $5.2 million paid for the full fiscal year 2007.

The stock options eligible for tender (“Eligible Options”) must have been granted prior to December 31, 2008 with an exercise price at or above $32.00 per share.  Pursuant to the terms of the tender offer, eligible employees that elect to participate must tender all of their Eligible Options. As of today, there are a total of 1,645,248 Eligible Options, including 729,147 fully vested options and 916,101 unvested options.  If all Eligible Options are tendered and accepted in the offer, the aggregate cash purchase price for such options would be approximately $3.7 million.  The Company used the “Black-Scholes” option pricing model to determine the cash payment amounts for the Eligible Options and applied a discount based on the fact that participants will receive an immediate cash payment in exchange for the Eligible Options.  On January 13, 2009, the closing price of the Company’s common stock as reported by The NASDAQ Global Market® was $13.91 per share.

As a result of the tender offer, the Company will incur a one-time charge of up to $4.5 million upon the closing of the offer if all unvested Eligible Options are tendered.  This charge will be reflected in the fiscal first quarter of 2009 financial results and represents the compensation expense related to the acceleration of vesting on the unvested options tendered in the offer, which would otherwise be expensed over their vesting period in the future if not tendered.

The Company has received approval from the requisite number of lenders under its senior credit facility to commence and consummate the tender offer.  The tender offer is subject to a number of other terms and conditions as set forth in the offering documents. Neither the Company’s management nor its Board of Directors makes any recommendation in connection with the tender offer.

“Granting stock options and other equity incentives is a material component of our long-term compensation philosophy.  After a comprehensive review of our current compensation program and the impact of the decline in our common stock price on our incentive awards, we determined that this offer is consistent with restoring the incentive value of our long-term awards.  Future compensation expense associated with tendered unvested options will be reduced, as will the overhang associated with outstanding options that are no longer an effective incentive. Any options tendered that were granted under our Amended and Restated 2007 Performance Incentive Plan will also provide additional capacity for future incentive grants under that plan. Lastly, we expect that the majority of after-tax proceeds received by our senior executives will be used to purchase Red Robin common shares in the open market following the release of our 2008 financial results in February,” said Dennis B. Mullen, chairman and chief executive officer.

New Restaurant Development & Marketing Plans

The Company also announced that it now plans to open 15-16 new Company owned restaurants in fiscal 2009, compared to its previous estimate of up to 20 locations.  In addition, for fiscal 2009, the Company has reduced the amount that all company-owned and franchised restaurants in the system will contribute to the National Advertising Fund to 0.25% of their restaurant revenue, which is down from the contribution of 1.5% of revenue in 2008.  The 2009 marketing investment will be directed to a national on-line advertising effort as well as targeted direct mail campaigns and local restaurant marketing initiatives. The Company does not plan to run national cable advertising in 2009.

Additional information on the Company’s 2009 plans will be provided when the Company reports earnings for the fiscal fourth quarter and year ended December 28, 2008 on Thursday, February 19, 2009.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO TENDER OR THE SOLICITATION OF AN OFFER TO TENDER ANY ELIGIBLE OPTIONS FOR A CASH PAYMENT.  EACH HOLDER OF ELIGIBLE OPTIONS SHOULD READ THE TENDER OFFER STATEMENT, AS IT CONTAINS IMPORTANT INFORMATION.  THE TENDER OFFER STATEMENT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AND IS AVAILABLE ALONG WITH OTHER FILED DOCUMENTS FOR FREE ON THE WEBSITE OF THE SEC AT WWW.SEC.GOV.  ELIGIBLE EMPLOYEES ARE URGED TO CAREFULLY READ THE TENDER OFFER STATEMENT PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.  COPIES OF THE TENDER OFFER STATEMENT MAY ALSO BE OBTAINED ON THE COMPANY’S WEBSITE, WWW.REDROBIN.COM.

Certain information and statements contained in this press release are forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: changes in the manner in which the tender offer is conducted; changes in availability of capital or credit facility borrowings; changes in the market price of the Company’s common stock; changes in our restaurant development and marketing plans; changes in operating performance; changes in consumer preferences, general economic conditions or consumer discretionary spending; and other risk factors described from time to time in the Company’s tender offer documents and 10-Q and 10-K filings with the SEC.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a kid- and family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are 424 Red Robin® restaurants located across the United States and Canada, including corporate-owned locations and those operating under franchise agreements.

For further information contact:

ICR

Don Duffy/Raphael Gross

203-682-8200